Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Supervisor of Shareholders Services (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS ANNOUNCES PRICING OF $500 MILLION DEBT OFFERING

November 28, 2001 - Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX:TDS], a leading supplier of wireless and local telephone services, announced that it has priced a public offering of $500 million of 7.60% Series A Notes due 2041. This represents an increase over the proposed $250 million notes offering previously announced. Closing of the offering is expected to occur on December 5, 2001. The notes will not be callable until 2006.

The 7.60% Series A Notes due 2041 have been rated A3 by Moody’s, A- by Standard & Poor’s, and A- by Fitch.

TDS intends to file a prospectus supplement with the Securities and Exchange Commission in connection with the proposed underwritten offering. The prospectus supplement relates to the shelf registration statement filed by TDS on October 16, 2001 which registered up to $1 billion in debt securities for offer and sale by TDS from time to time. This shelf registration statement was declared effective on October 31, 2001.

The notes are expected to be listed on the New York Stock Exchange.

Proceeds from the offering will be used to repay a portion of our outstanding short-term debt and for other corporate purposes.

Merrill Lynch & Co. and Salomon Smith Barney are joint book-running managers for the debt offering.

Copies of the prospectus supplement and the prospectus may be obtained from Merrill Lynch & Co. or Salomon Smith Barney.

The offering is being made only by means of the prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates

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and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in the overall economy; changes in competition in the markets in which TDS operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments; pending and future litigation; acquisitions/divestitures of properties and or licenses; changes in customer growth rates, penetration rates, churn rates, roaming rates and the mix of products and services offered in our markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with the Securities and Exchange Commission.

TDS is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and local telephone service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. The Company currently employs 9,200 people and serves over 4.2 million customers in 34 states.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: http://www.teldta.com
TDS Telecom: http://www.tdstelecom.com
USM: http://www.uscellular.com

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